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                                 Exhibit 23.2


                    [U.S. Bancorp Piper Jaffray Letterhead]

    Reference is made to the Pre-Effective Amendment No. 2 to Registration Statement on Form S-4 (the "Amendment No. 2") of Dakota Growers Restructuring Company Inc., a wholly-owned subsidiary of Dakota Growers Pasta Company.

We hereby consent to the reference to our firm in Amendment No. 2 under the heading "The Conversion--Reasons for the Conversion." In giving such consent, we do not admit or acknowledge that we come within the class of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of Amendment No.2 under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                 Very truly yours,

                                                 /s/ U.S. Bancorp Piper Jaffray

                                                 U.S. Bancorp Piper Jaffray
                                                 Minneapolis, Minnesota
                                                 April 18, 2002